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                                                                       EXHIBIT 4

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT


                                     between



                  THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGE
                                   As Sellers


                                       and


                              LUFTHANSA TECHNIK AG
                                    As Buyer







                            DATED SEPTEMBER 20, 2000

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                                TABLE OF CONTENTS


1.     Definitions..............................................................................1
2.     Purchase and Sale of the HPAC Shares.....................................................1
3.     Purchase Price...........................................................................1
4.     Closing..................................................................................2
5.     Representations and Warranties of the Sellers............................................2
6.     Representations and Warranties Concerning Company........................................4
7.     Representations and Warranties of Buyer..................................................4
8.     Covenants................................................................................5
9.     Conditions Precedent to Obligations of Sellers...........................................7
10.    Conditions Precedent to Obligations of Buyer.............................................8
11.    Indemnity; Survival......................................................................9
12.    Dispute Resolution......................................................................11
13.    Termination.............................................................................12
14.    Miscellaneous...........................................................................12

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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and executed on and effective as of September 20, 2000 by and between LUFTHANSA TECHNIK AG,a company organized under the laws of Germany ("Buyer") and the shareholders of Hawker Pacific Aerospace, a California corporation ("Company") who are signatories to this Agreement (individually, a "Seller;" collectively, the "Sellers"). (Buyer and Sellers each individually a "Party" and collectively the "Parties").

                                    RECITALS

         A. Each Seller is the owner, beneficially and of record, of the number of shares of the Company's common stock set forth opposite his or her name on the signature page of this Agreement (the "HPAC Shares").

         B. Buyer desires to purchase, and each Seller desires to sell, the HPAC Shares, for the consideration and on the terms and conditions set forth herein.

         C. Buyer and Sellers understand and acknowledge that the Company is not a party to this Agreement and is not bound hereby or required to take any action hereunder and that any action requested of the Company will be subject to the approval of Company's Board of Directors which will be free to take (or not take) any requested action as it deems appropriate and in the best interests of the Company and all of Company's shareholders.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter contained and good and valuable consideration, the parties agree as follows:

1.   DEFINITIONS

         For purposes of this Agreement, and except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms shall have the meaning ascribed to them in Annex I of this Agreement.

2.   PURCHASE AND SALE OF THE HPAC SHARES

     a. At the Closing, each Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from each Seller, all of such Seller's right, title and interest in and to the HPAC Shares.

     b. The HPAC Shares shall be transferred by the Sellers to Buyer free and clear of any and all liens, encumbrances, rights, claims, and restrictions of any and every kind and nature whatsoever ("Liens").

3.   PURCHASE PRICE

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     a.  The Purchase Price for each HPAC Share ("Purchase Price") shall be
         $4.12.

     b. Upon every Seller's delivery at the Closing of the HPAC Shares together with duly executed blank stock powers and subject to the other conditions set forth in Section 10, the Purchase Price shall be paid by Buyer to each Seller on the Closing Date in immediately available funds paid to an account designated by Sellers. Wire transfer instructions shall be provided by Sellers to Buyer not less than three (3) Business Days prior to the Closing Date.

     c. Sellers acknowledge and agree that Buyer may purchase additional shares for a price per share in excess of the Purchase Price and from any source or by any means including, without limitation (i) purchases from institutional shareholders; (ii) purchases through a tender offer; or
         (iii) purchases of newly issued shares from HPAC.

4.   CLOSING

         The sale and purchase of the HPAC Shares shall be effected through a Closing (the "Closing') at the offices of Troy & Gould, 1801 Century Park East, Los Angeles, California, 90067 at 10:00 a.m. on September 20, 2000 (the "Closing Date") or at such other time and place as the Parties may mutually agree in writing.

5.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  The Sellers hereby jointly and severally warrant and represent to Buyer as follows:

     a. Authority. Each Seller has the full power and authority to execute, deliver and perform the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of the Buyer) constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. If the Seller is married and the HPAC Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Seller's spouse, enforceable against such person in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     b. Consents and Approvals. No filing with, and no permit, authorization, or other approval of any Government Entity is necessary for the execution, delivery and performance of this Agreement or the other documents contemplated hereby by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement.

     c. No Conflict or Violation. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with any of the provisions hereof will not:
         (i) conflict with, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to

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         any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security instrument, indenture, lease, License, Contract, plan or other instrument or obligation to which any Seller is a party or by which it or any of its respective properties or assets may be bound or affected or (ii) violate any Applicable Law or Order applicable to any Seller or any of its properties or assets. No Seller has outstanding any Tax liabilities that will impair the ability of such Seller to consummate the transactions contemplated by this Agreement.

     d. Litigation. There is no claim, Action or Proceeding (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Sellers, the outcome of which would in any manner impair the ability of any of the Sellers to perform its obligations hereunder, or against the transactions contemplated by this Agreement.

     e. Certain Fees. Except as set forth on Schedule 5(e), no Seller has entered into, nor will enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person that will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     f. Transfer of Title. Each Seller owns beneficially and of record and has good and marketable title to the HPAC Shares which it has agreed to sell to Buyer hereunder. The shares listed opposite each Seller's name on the signature page hereto are the total shares of capital stock of the Company held by such Seller and such Seller holds no options, warrants or other rights to acquire any capital stock of the Company. As of September 18, 2000, the total of all HPAC Shares listed on the signature page equals 2,336,495 shares of Common Stock and constitutes Thirty Eight and 40/100ths percent (38.4)% of 6,083,431 shares which is the number of the total issued and outstanding capital stock of the Company on a Fully Diluted Basis. Each Seller's HPAC Shares are duly authorized, validly issued and nonassessable, free and clear of all claims, Liens, pledges, options, preemptive rights and Liens or encumbrances of any kind. None of the HPAC Shares are subject to any voting trust, voting agreement, rights (contingent or otherwise), options, warrants, calls, restrictions of any kind, nature or description, or other agreements, commitments or understandings. Upon delivery of the HPAC Shares in accordance with the terms of this Agreement, Buyer shall acquire complete and absolute legal, marketable and equitable title to the HPAC Shares, free and clear of all claims, liens, pledges, options, preemptive rights and Liens or encumbrances of any kind.

     g. Pricing. Each Seller (i) is a sophisticated investor and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, (ii) has received all the information that such Seller and its counsel deem is necessary to understand and enter into this Agreement, and (iii) understands and agrees with (and has reviewed with counsel) all of the terms and conditions set forth in this Agreement, including Article 3 (Purchase Price).

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     h.  No Public Solicitation. Sellers know of no public solicitation or general advertisement of an offer that has been or will be used in connection with the proposed sale of the HPAC Shares hereunder.

     i. Disclosure. No representation or warranty by the Sellers in this Agreement or any exhibit or schedule hereto, or any certificate furnished or to be furnished by the Sellers in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

6.   REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY

         Each Seller represents and warrants to Buyer that:

     a. To the Knowledge of such Seller, the copies of Organizational Documents, minute books and other corporate records relating to authorization and issuance of HPAC Shares that were provided to Buyer are true, correct, and complete copies of those documents;

     b. Except for the consents set forth on Schedule 6(b), the delivery of which is a condition precedent to Closing hereunder pursuant to Section 10(f), to the Knowledge of Sellers, the execution, delivery and performance of this Agreement and the Other Transaction Documents will not result in the Company violating any agreement or the Organizational Documents or incurring any penalty of which Seller is aware;

     c. To the Knowledge of Seller, and based in part upon the Sellers' reliance on advice of counsel to the Company, all reports, registration statements and other filings that the Company has filed with the U.S. Securities and Exchange Commission ("SEC Filings") were true, correct, and complete in all material respects when filed;

     d. Provided that each of the required consents listed on Schedule 6(b) is obtained on or before the Closing Date, to the Knowledge of Sellers, there is no fact, event, circumstance or agreement arising since filing of the SEC Filings that has had or is likely to have a Material Adverse Effect on the Company, its business, or its financial condition;

     e. As of the Closing Date, the Company shall have taken all necessary corporate action to waive and thereby render the Rights Agreement of no force and effect with respect to (i) the transactions contemplated in this Agreement and the Other Transaction Documents and (ii) the Buyer.

7.   REPRESENTATIONS AND WARRANTIES OF BUYER.

         The Buyer hereby represents and warrants to the Seller that:

     a. Organization. It is duly organized, validly existing and in good standing under the laws of Germany and has all the requisite power and authority and all necessary Licenses to execute, deliver and perform its obligations under this Agreement.

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     b.  Authority. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary internal proceedings, and no other internal proceedings on the part of the Buyer are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming this Agreement constitutes a valid and binding obligation of the Seller) constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     c. Consents and Approvals. No filing with, and no permit, authorization, or other approval of any Government Entity is necessary to be obtained by the Buyer for the execution, delivery and performance of this Agreement or the other documents contemplated hereby by the Buyer and the consummation by the Buyer of the transactions contemplated by this Agreement.

     d. No Conflict or Violation. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, the fulfillment of the terms hereof, and the compliance with any of the provisions hereof will not: (i) conflict with or result in a breach or violation of the Organizational Documents of the Buyer; (ii) conflict with, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security instrument, indenture, lease, License, Contract, plan or other instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets may be bound or affected; or (iii) violate any Order or Law applicable to the Buyer or any of its properties or assets.

     e. Certain Fees. The Buyer has not entered into, nor will enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person that will result in the obligation of the Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     f. Investment Representation. The Buyer acknowledges that the HPAC Shares are not registered under the securities laws of any jurisdiction and that it is acquiring the HPAC Shares for its own account for investment, and not as a nominee and not with a view to the distribution or resale thereof (other than to Affiliates of the Buyer).

8.   COVENANTS

         The Parties hereby covenant and agree to take the following actions prior to, and as applicable following, the Closing:

     a. Access and Due Diligence. The Sellers shall (A) afford Buyer and Buyer's Representatives full access during normal business hours to all books and records of the Sellers or other information with respect to the Sellers (in connection with the HPAC Shares) and the HPAC Shares the Buyer reasonably requests and (B) use reasonable efforts to assist Buyer and Buyer's accountants, counsel and representatives to obtain full

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         access during normal business hours throughout the period prior to the
         Closing Date (or the earlier termination of this Agreement pursuant to Article 13) to all the Company's properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall, upon request, furnish promptly to the Buyer (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws and (ii) all other information concerning the Company's business, properties and personnel as the Buyer may reasonably request; provided that no investigation or receipt of information pursuant to this Section 8(a) shall affect any representation or warranty of the Sellers.

     b.  Confidentiality.

                  i. Disclosure of Terms. The terms and conditions of this Agreement (the "Terms"), including its existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

                  ii. Press Releases, Etc. Prior to the Closing Date, Seller shall not issue any press releases or make any other public announcements regarding this Agreement or the transactions contemplated hereby. Subsequent to the Closing Date, Sellers and Buyer shall not issue any press releases or make public statements or announcements regarding this Agreement or the transactions contemplated hereby which would jeopardize or otherwise invalidate the exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). Sellers and Buyer have and shall make, or cause to be made, only limited public statements or press releases which will be general in nature and remain within the limited scope permitted by the Securities Act such that the exemption from registration remains valid. In no event shall any press release or other statement contain a hyperlink to any internet site.

                  iii. Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Terms to its employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

                  iv. Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, Other Transaction Documents or any of the Terms hereof in contravention of the provisions of this Section 8, such party (the "Disclosing Party") shall provide the other parties (the "Non-Disclosing Parties") with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party. Notwithstanding the preceding, each Party acknowledges that the other Party shall be required to make certain filings with SEC with respect to this Agreement or the Other Transaction Documents; each Disclosing Party shall provide the Non-Disclosing Party with prior notice of any such filings, and no such filing shall be made without the prior written approval of the Non-Disclosing Party to the applicable disclosures.

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     c.  Compliance with Conditions and Laws. Sellers and Buyer shall use reasonable best efforts to cause all conditions precedent to the obligations of Sellers and Buyer to be satisfied. Upon the terms and subject to the conditions of this Agreement, Sellers and Buyer will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate the transaction contemplated herein and make effective in the most expeditious manner practicable the sale and transfer of the HPAC Shares in accordance with the terms of this Agreement.

     d. HPAC Shares. Between the Effective Date and the Closing Date, Sellers will not engage in any action or omit to take any action that would have the effect of preventing or disabling the delivery of their respective HPAC Shares or otherwise prevent them from performing their respective obligations under this Agreement and cumulatively delivering the total number of HPAC Shares and in the same percentage to total issued and outstanding capital stock on a Fully Diluted Basis as set forth in Section 5(f).

     e. Resignation of Directors and Officers. Each of the following Sellers, John G. Makoff, Scott W. Hartman and Daniel J. Lubeck, shall resign from his position as a director of the Company, effective as of the Closing Date and upon replacement pursuant to Section 10(m) hereof. Daniel J. Lubeck shall resign from his position as Secretary of the Company effective as of the Closing Date and upon replacement pursuant to Section 10(m) hereof.

     f. First Union. As set forth on Schedule 5(e), the Sellers shall promptly pay directly to First Union any amount in excess of $250,000 necessary to satisfy the amount negotiated in settlement of the costs and expenses owed First Union.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers under this Agreement (including, without limitation, the obligation of Sellers, and each of them, to sell the HPAC Shares to Buyer) are expressly subject to and conditioned upon the fulfillment at or prior to the Closing of each and all of the following conditions precedent:

     a. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any Governmental Entity and no statute, rule, regulation or executive order shall have been promulgated or enacted by any Governmental Entity which restrains, enjoins or otherwise prohibits in any material respects the transactions contemplated hereby.

     b. The receipt of the Purchase Price in an aggregate amount of Nine Million Six Hundred and Twenty Six Thousand Three Hundred and Fifty Nine Dollars and Forty Cents ($9,626,359.40) in immediately available funds wired to an account designated by Sellers.

     c. The representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and as of the Closing Date.

     d. Buyer has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this

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         Agreement, to be performed or complied with by it prior to or at the
         Closing Date. Buyer shall have delivered an officer's certificate to this effect.

     e. Such other documents, instruments and writings as shall be requested by Sellers to complete the transactions contemplated by this Agreement.

10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                  The obligations of Buyer under this Agreement (including, without limitation, the obligation of Buyer to purchase the HPAC Shares from Sellers) are expressly subject to and conditioned upon the fulfillment at or prior to the Closing of each and all of the following conditions precedent:

     a. Buyer's completion of its due diligence with respect to HPAC and the HPAC Shares and Buyer's reasonable satisfaction with the results of such due diligence.

     b. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any Governmental Entity and no statute, rule, regulation or executive order shall have been promulgated or enacted by any Governmental Entity which restrains, enjoins or otherwise prohibits in any material respects the transactions contemplated hereby.

     c. The Company has duly executed and delivered the Loan Agreement and Promissory Note.

     d.  The Company has duly executed and delivered the Warrant.

     e. Each Shareholder and the Company has duly executed and delivered the Shareholders Rights and Voting Agreement.

     f. The receipt of written consents to the transactions contemplated by this Agreement, in form reasonably acceptable to Buyer, from each of the entities listed on Schedule 6(b) in connection with the applicable agreement as set forth on Schedule 6(b).

     g. The receipt of HPAC Shares registered in Buyer's name or in a name designated by Buyer, free and clear of all Liens, encumbrances, preemptive rights, or restrictions of any kind or nature, or duly transferred to Buyer with blank stock powers signature guaranteed. Simultaneously with and as a result of the Closing, the Buyer shall have acquired HPAC Shares, representing Thirty Eight and 40/100ths percent (38.4%) of the total issued and outstanding Common Stock of the Company on a Fully Diluted Basis.

     h. The representations and warranties of Sellers and the representations concerning the Company contained in this Agreement shall have been true and correct when made and as of the Closing Date.

     i. Each Seller has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this Agreement, to be performed or complied with by it prior to or at the Closing Date. The Sellers shall have delivered a certificate to this effect.

     j. There shall have been obtained, or there shall have been made arrangements reasonably satisfactory to the Buyer for obtaining all regulatory, governmental, corporate, creditors', shareholders' approvals, consents to the transactions contemplated herein, and other

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         necessary Licenses (and there shall be no pending or threatened proceedings to revoke such Licenses) for the operation of the Company, the absence of which could be reasonably likely to have a Material Adverse Effect on the Company.

     k. Between the Effective Date and the Closing Date, the Company shall have conducted its business in the ordinary and regular course in a manner not inconsistent with past practices, and there shall not have been any Material Adverse Effect, other than changes or effects resulting from changes attributable to conditions affecting the applicable business generally, changes in general economic conditions, cyclical changes that are consistent with the past operating history of the Company's business, or changes attributable to the announcement or pendency of this transaction.

     l. There shall have been no adverse affect on Seller's ownership of or the condition of Seller's title to the HPAC Shares, including without limitation that there shall have been no dilutive event which resulted in a decrease in the percentage of issued and outstanding shares of capital stock on a Fully Diluted Basis represented by the HPAC Shares as set forth in Section 5(f).

     m. The Company's Board of Directors shall have adopted a resolution effective as of the Closing Date electing Buyer's nominees to fill the vacancies on the Board created by the resignations in accordance with
         Section 8(e) hereof, such elections shall establish Buyer's Board Representation. The Board of Directors shall have adopted a resolution electing a Secretary of the Company to fill the vacancy as of the Closing Date created by the resignation of Daniel J. Lubeck in accordance with Section 8(e) hereof.

     n. The Executive Board of the Buyer shall have approved the execution and delivery of this Agreement and the Other Transaction Documents and the performance by Buyer of the transactions contemplated in this Agreement and the Other Transaction Documents;

     o. The receipt of an opinion of counsel for the Sellers reasonably satisfactory to Buyer.

     p. Prior to the Closing Date, the Board of Directors of the Company shall have adopted a resolution waiving and rendering the Rights Agreement of no force and effect with respect to (i) the transactions contemplated in this Agreement and the Other Transaction Documents and (ii) the Buyer.

     q. The Company has duly executed and delivered the Registration Rights Agreement.

     r. such other documents, instruments and writings as shall be requested by Sellers to complete the transactions contemplated by this Agreement.

11.  INDEMNITY; SURVIVAL.

     a. Each Party agrees to protect, indemnify, hold harmless and defend the other Party and its officers, directors, members, partners, employees, agents, representatives and permitted assigns from and against (and pay the full amount of) any and all losses, liabilities, Actions or Proceedings, damages or injuries, claims, demands, judgments, costs or expenses (including reasonable attorney's fees), including appeals (individually, a "Loss," and collectively, "Losses"), which are incurred by such Persons to third parties and which are caused by, result from, arise out of or occur in connection with any breach of warranty or inaccurate or erroneous representation made by such Party pursuant to Articles 5, 6 or 7 or any breach by such Party of an obligation arising under Article 8. The

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         representations, warranties and covenants of the Seller and the Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and, except as otherwise specifically provided in this Agreement, shall remain operative and in full force and effect for a period of two (2) years following the Closing Date, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim, including all applicable periods for appeal; provided, however, that (i) the representations, warranties, and covenants contained in Sections 5(a), 5(f), 5(h), 6(a), 6(b) and 6(c) hereof and this Article 11 shall survive without time limit; and (ii) the representations, warranties and covenants relating to Taxes shall survive until six (6) months following the expiration of the applicable statutes of limitations relating to claims with respect thereto (giving effect to any extension thereof by waiver or otherwise). Indemnification Procedure. The
         Party making a claim for indemnification under this Section 11 is hereinafter referred to as the "Indemnified Party" and the Party against whom such claim is asserted under this Article 11 is hereinafter referred to as the "Indemnifying Party." All claims by an Indemnified Party shall be asserted and resolved as provided for in this Article 11.

                  ii. In the event that any Indemnified Party receives notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article 11 (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article 11, such Indemnified Party shall promptly after receiving such notice provide the Indemnifying Party with notice of such Third Party Claim.

                  iii. The Indemnifying Party shall, upon receipt of such notice, be entitled to participate in or, at the Indemnifying Party's option, assume the defense, appeal or settlement of such Third Party Claim with respect to which such indemnity has been invoked with counsel of its own choosing, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith including contesting such Third Party Claim or making any counterclaim against the Person asserting such Third Party Claim; provided, however, that the Indemnified Party shall be entitled to employ one counsel to represent itself if an actual conflict of interest exists (provided that the existence of the indemnity shall not be deemed to constitute a conflict) between the Indemnifying Party and the Indemnified Party in respect of such Third Party Claim and in that event the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party; and provided further that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party that it intends to assume the defense, appeal or settlement of such Third Party Claim, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interest or that of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense, appeal or settlement of such Third Party Claim within thirty (30) days after receipt of notice thereof from the Indemnified Party, such Indemnified Party shall have the right to undertake the defense or appeal of or settle or compromise such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party.

                  iv. No claim or demand may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, except as set forth in the last sentence of Section 11(c)(iii) above. Unless the Indemnifying Party shall have agreed in writing that any and all damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     d. To the extent it shall subsequently be determined by an arbitration tribunal that the Indemnified Party shall have no right pursuant to this Section 11 to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party to the Indemnified Party with respect to such matters pursuant to this Section 11.

     e. Tax Adjustments. The Parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 11.

12.  DISPUTE RESOLUTION.

     a. Disputes. Within fifteen (15) days of the written request of either Party, the Parties shall meet to negotiate in good faith a resolution of any dispute, claim, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination or invalidity thereof (a "Dispute").

     b. Arbitration. Any Dispute which cannot be resolved pursuant to Section 12(a) above within twenty (20) days of the written request provided pursuant to Section 12(a), will be finally settled by arbitration before a sole arbitrator in accordance with the Commercial Rules of Arbitration of the American Arbitration Association in effect on the date of this Agreement. The arbitrator shall be appointed in accordance with the applicable rules of arbitration. The arbitrator shall be an individual with significant experience in the aircraft maintenance sector.

     c. Timing and Location of Arbitration. The Parties agree that any arbitration process related to this Agreement shall be structured to the fullest extent possible in accordance with the applicable arbitration rules in such a way as to enable a decision to be rendered by the arbitrators within ninety (90) days of the date of the commencement of such arbitration. The place of arbitration will be Salt Lake City, Utah. By this agreement to arbitrate, the Parties waive their right to any form of appeal or recourse to a court of law or other judicial authority, to the fullest extent permitted by law, provided that any judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction therefor.

     d.  Confidentiality; Expenses.

                  i. The Parties shall keep the arbitration confidential and shall not disclose to any Person, other than those necessary to the proceedings, the existence of the arbitration, any document submitted or exchanged in connection with it, any oral submissions or testimony, transcripts, or any award unless disclosure is required by law or is necessary to challenge, recognize or enforce an award. The arbitrator and any experts shall be required to agree to comply with this confidentiality provision before accepting appointment.

                  ii. All expenses of the arbitration procedure and tribunal will be borne equally by the Parties, or as otherwise prescribed by the applicable arbitration rules. Each Party's expenses with respect to the conduct of the arbitration, including the fees of attorneys, accountants, or other experts used in connection with the arbitration, will be borne by the unsuccessful party in the arbitration, in whole or in part as determined by the arbitration tribunal.

13.  TERMINATION.

     a. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as set forth below:

                  i. Mutual Consent. This Agreement may be terminated by the mutual consent of the parties.

                  ii. Order or Decree. This Agreement may be terminated by the Buyer or Sellers if any Governmental Entity shall have issued an Order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting in any material respects the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                  iii. Outside Date. This Agreement may be terminated by any party (a) if the Closing shall not have occurred by September 27, 2000 (the "Outside Date") or (b) if one or more conditions to such party's obligation to consummate the transactions contemplated hereby cannot be satisfied by the Outside Date; provided, however, that no party may exercise its rights under this Section 12 if such party is in material breach or default under this Agreement.

                  iv. No Material Adverse Change. This Agreement may be terminated by the Buyer if an event described in Section 10(j) shall have occurred with respect to the Company or the HPAC Shares.

                  v. Breach. This Agreement may be terminated by either party if the other party shall have breached any of its material representations or warranties or obligations under this Agreement.

                  vi. Diligence. The Buyer may terminate this Agreement prior to the Closing Date as a result of its due diligence review prior to the Closing Date.

     b. Procedures Upon Termination. In the event of the termination of this Agreement, written notice thereof shall be promptly given to the other party hereto and this Agreement shall terminate, all further obligations of the parties hereunder to satisfy the conditions precedent to the Closing shall terminate, and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. The provisions of Article 12, 13, and 14 shall survive any termination.

     c. Effect of Termination. Nothing in this Article 13, shall relieve any party hereto of any liability for intentional or willful breach of this Agreement, including the willful failure to fulfill a condition or to perform a covenant. The parties shall have no liability for termination of this Agreement for any reason other than an intentional or willful breach of this Agreement.

14.  MISCELLANEOUS.

     a. Further Assurances. Each party agrees to take all such other and further actions and to execute and deliver all such other and further documents and instruments as shall be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

     b. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written.

     c. Amendment. This Agreement may not be modified or amended except by written agreement specifically referring to this Agreement and executed and delivered by the parties hereto.

     d. Assignment; Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns. This Agreement and the transactions contemplated hereby may not be assigned or otherwise transferred, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, except that Buyer may assign its rights hereunder, in whole or in part, to an Affiliate. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     e. Governing Law. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of California.

     f. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which together shall constitute one instrument.

     g. Captions; Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references to sections, articles, Exhibits or Schedules shall mean the sections, articles, Exhibits or Schedules of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The words "include" and "exclude" and derivatives of those words are used in this Agreement in an illustrative sense rather than a limiting sense.

     h. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or by certified or registered U.S. mail, and addressed to the party to be notified at such party's address as set forth on Schedule 14(h) hereto.

     i. Fees and Expenses. All fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by the party incurring such expenses.

     j. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided, that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained and such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

     k. Specific Performance. The Sellers hereby acknowledge and agree that the failure of the Sellers to perform their respective obligations under this Agreement to otherwise comply with such obligations will cause irreparable injury to Buyer for which damages, even if available, will not be adequate remedy. Accordingly, the Sellers hereby consent to the issuance of injunctive relief to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and provisions of this Agreement and the Other Transaction Documents.

     l. Waivers. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     m. No Buyer Affiliate Liability. Each of the following is herein referred to as a "Buyer Affiliate": (a) any direct or indirect holder of any equity interests or securities of the Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), (b) any Affiliate of the Buyer, or (c) any director, officer, employee, representative or agent of (i) Buyer, (ii) any Affiliate of Buyer, or
         (iii) any such holder of equity interests or securities referred to in clause (a) above. No Buyer Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any of the Other Transaction Documents or the transactions contemplated hereby or thereby (whether or not such Buyer Affiliate has called or received capital for contribution to Buyer), and the Sellers hereby waive and release all claims related to any such liability or obligation.

                            [Execution Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and effective as of the date first above written.


         BUYER:

         LUFTHANSA TECHNIK AG



         By: /s/ B. LANGLOTZ
             ------------------------
         Name: BERNHARD LANGLOTZ
               ----------------------
         Title: GENERAL COUNSEL
                ---------------------


         By: /s/ JAMES C. STOECKER
             ------------------------
         Name: JAMES C. STOECKER
               ----------------------
         Title: GENERAL MANAGER
                ---------------------


         SELLERS:

-------------------------------------------------------------------------------------------------------------------
                       Name                                                   Number of HPAC Shares
-------------------------------------------------------------------------------------------------------------------
/s/ MELANIE L. BASTIAN                                                                                     961,252
-------------------------------------------------

Melanie L. Bastian
-------------------------------------------------------------------------------------------------------------------

/s/ JOHN G. MAKOFF                                                                                         438,943
-------------------------------------------------

John G. Makoff
-------------------------------------------------------------------------------------------------------------------
                                                                                                             6,000
 /s/ JOHN G. MAKOFF, CUST FOR DILLON JOHN MAKOFF
-------------------------------------------------

John G. Makoff, cust for Dillon John Makoff
-------------------------------------------------------------------------------------------------------------------
                                                                                                           287,060
 /s/ SIDNEY G. MAKOFF
-------------------------------------------------

Sidney G. Makoff
-------------------------------------------------------------------------------------------------------------------
                                                                                                           324,120
 /s/ DANIEL J. LUBECK
-------------------------------------------------

Daniel J. Lubeck
-------------------------------------------------------------------------------------------------------------------
                                                                                                           319,120
 /s/ SCOTT W. HARTMAN
-------------------------------------------------

Scott W. Hartman
-------------------------------------------------------------------------------------------------------------------
                                                               TOTAL:                                    2,336,495
-------------------------------------------------------------------------------------------------------------------

                                     ANNEX I

                                   Definitions

"Action or Proceeding" means any action, suit, claim, arbitration, proceeding or Government Entity investigation or audit.

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition, a Person shall be deemed to control another Person if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

"Agreement" means this Stock Purchase Agreement.

"Applicable Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States of America, Germany, or any state, province, county, municipality or other political subdivision thereof, including without limitation all governmental permits, licenses, franchises and authorizations required for any Person to conduct its respective business as currently conducted.

"Board Representation" shall mean the election of 3 designees of Buyer to Company's Board of Directors for a term equal to the remaining term of the directors resigning pursuant to Section 8(e).

"Books and Records" means all titles, documents, instruments, papers, books and records relating to the business and operations of a Person, including financial statements, tax returns and related workpapers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates, and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

"Business Day" means a day other than (i) Saturday, (ii) Sunday, or (iii) any day on which banks located in New York, New York are generally closed.

"Buyer" shall have the meaning given it in the introductory paragraph.

"Closing" shall have the meaning given it in Article 4.

"Closing Date" shall have the meaning given it in Article 4.

"Company" has the meaning given it in the introductory statements of this Agreement.

"Common Stock" shall mean the common stock of the Company, par value $0.01 per share.

"Contract" means any contract, agreement, understanding or commitment.

"Deephaven Stock Purchase Agreement" means that certain Stock Purchase Agreement by and among Buyer, Deephaven Private Placement Trading Ltd., and for limited purposes set forth therein the Company.

"Disclosing Party" shall have the meaning given it in Section 8(b)(iv).

"Dispute" shall have the meaning given it in Section 12(a).

"Effective Date" shall mean the date of this Agreement written in the introductory paragraph.

"Fully Diluted Basis" means with respect to any determination or calculation, that such determination or calculation is performed on a fully diluted basis as determined in accordance with GAAP.

"GAAP" shall mean the generally accepted accounting principles of the United States consistently applied.

"Government Entity" means any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority.

"Heller Financial Agreements" shall mean (i) that certain Junior Participation Agreement by and between Heller Financial Inc. and Buyer, (ii) that certain Consent, Waiver and Amendment No. 5 to the Loan and Security Agreement by and among the Company, Hawker Pacific Aerospace Limited, Heller Financial Inc., and NMB-Heller Limited, and (iii) that certain Subordination Agreement by and among the Company, Buyer and Heller Financial Inc.

"HPAC Shares" shall have the meaning given it in Recital A.

"Indebtedness" means, with respect to any Person, all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under lease agreements, including sale-lease back agreements, that are required to be capitalized under GAAP consistently applied, (v) with respect to Taxes relating to any period other than the current fiscal year of such Person ("Prior Period") (or to transactions effected in any such Prior Period), including Taxes that are deemed to be owing by such Person as a result of any Government Entity claim, Action or Proceeding contesting the validity or amount of such Taxes, and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

"Indemnified Party" shall have the meaning given it in Section 11(c).

"Indemnifying Party" shall have the meaning given it in Section 11(c).

"Knowledge" means, (i) with respect to any natural Person, the actual or constructive knowledge of such Person and (ii) with respect to any non-natural Person, that each member of the board of directors and senior management of such Person has or should have after reasonable inquiry.

"Liabilities" means all Indebtedness, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

"Licenses" means all licenses, permits, certificates, approvals, registrations, franchises and similar consents granted or issued by a Government Entity or any other Person.

"Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by applicable securities Laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement with the pertinent public or private registry.

"Loan Agreement" shall mean that certain agreement dated as of the Closing Date between Buyer and the Company pursuant to which the Buyer shall lend to the Company $9,300,000 in the form of subordinated debt and the Company shall issue to Buyer the Promissory Note and the Warrant.

"Losses" has the meaning given it in Section 11(a).

"Material Adverse Effect" means, with respect to the Company, a material adverse effect on the business, prospects, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of the Company. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

"Non-Disclosing Party" shall have the meaning given it in Section 8(b)(iv).

"Order" means any writ, judgment, decree, injunction or similar order of any Government Entity (in each case whether preliminary or final).

"Organizational Documents" means with respect to any Person, articles of incorporation, certificates of incorporation, by-laws, partnership agreement, operating agreement, articles of association, joint venture or other agreement, instrument or documents, individually or collectively, pursuant to which such Person is established or organized, and that govern the internal affairs of such Person or such documents as they may be amended from time to time.

"Other Transaction Documents" shall mean the Loan Agreement, the Promissory Note, the Warrant, the Shareholders Rights and Voting Agreement, the Registration Rights Agreement, the Heller Financial Agreements, and the Deephaven Stock Purchase Agreement.

"Outside Date" shall have the meaning given to it in Section 13(a).

"Parties" shall have the meaning given to it in the introductory statements of this Agreement.

"Person" means and includes any individual, partnership, joint venture, corporation, trust, limited liability company, joint stock company, an unincorporated organization, a Government Entity or any political subdivision or agency thereof, or any other entity.

"Promissory Note" shall mean that promissory note issued by the Company in favor of the Buyer in connection with the Loan Agreement.

"Purchase Price" shall have the meaning given it in Section 3(a).

"Registration Rights Agreement" means that certain registration rights agreement dated as of the Closing Date by and between the Company and Buyer pursuant to which Buyer is entitled to certain registration rights.

"Representatives" shall mean as to any natural person, such person's financial advisors, attorneys, accountants, agents and Affiliates, and, as to any entity, such entity's officers, directors, managers, partners, employees, financial advisors, attorneys, accountants, agents and Affiliates.

"Rights Agreement" means that rights plan dated as of March 10, 1999, as filed with the Securities and Exchange Commission (the "SEC") on March 23, 1999, as amended and filed with the SEC on April 7, 1999 and as amended on August 15, 2000.

"SEC Filings" shall have the meaning given it in Section 6(c).

"Securities Act" shall have the meaning given it in Section 8(b).

"Sellers" shall have the meaning given to it in the introductory paragraph.

"Shareholders" shall mean David Lokken, Brian Carr, Michael Riley, and Dennis Biety, all parties to the Shareholders Rights and Voting Agreement.

"Shareholders Rights and Voting Agreement" shall mean that certain shareholders rights and voting agreement dated as of the Closing Date by and among the Company, the Shareholders, and Buyer.

"Taxes" means (a) any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, License, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States of America, or any state, province, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest (punitive or otherwise), penalties or additions to tax related or attributable to such taxes; or (b) Liability for the payment of any amounts of the type described in (a) as a result of any obligation to indemnify any other Person.

"Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

"Terms" shall have the meaning given it in Section 8(b)(i).

"Third Party Claim" shall have the meaning given to it in Section 11(c).

"Warrant" shall mean the warrant issued to the Buyer in connection with the Loan Agreement equal to 2,500,000 shares of Common Stock subject to shareholders' approval.

                                  SCHEDULE 5(e)

                                  FINDER'S FEES

                  The Company is a party to that certain agreement (the "First Union Agreement") dated October 1, 1999 by and between the Company and First Union Securities, Inc. ("First Union"). No Seller is a party to or otherwise bound by the First Union Agreement, however, the Sellers and the Company have agreed to the following:

         1. In consultation with the Company, the Sellers shall negotiate with First Union for and on behalf of the Company and use their best efforts to resolve any and all claims that First Union may have or assert against the Company under the First Union Agreement; provided the Sellers shall not agree to any settlement amount without the prior consent of the Company.

         2. The Company shall be responsible for payment of fees and expenses and the settlement payment up to an aggregate amount of $250,000.

         3. To the extent that, as a result of such negotiations, the costs and expenses of resolving the such claim or claims of First Union, including the settlement amount and fees and expenses incurred in negotiating the settlement, exceed the sum of $250,000, upon demand by the Company, the Sellers shall promptly pay directly to First Union all amounts in excess of $250,000 in accordance with that certain Indemnification Agreement by and between Sellers and the Company dated of even date herewith.

                                  SCHEDULE 6(b)

                                    CONSENTS

         1.       Heller Financial Inc.

                  a) Loan and Security Agreement dated as of December 22, 1998 by and among Hawker Pacific Aerospace Corporation and Hawker Pacific Aerospace Limited, as Borrowers, Heller Financial, Inc. as Lender and Agent for Lenders and NMB-Heller Limited, as Funding Agent and as Collateral Agent, as modified and amended by:

                  (b) Waiver and Amendment No. 1 to Loan and Security Agreement dated as of October 21, 1999;

                  (c) Waiver and Amendment No. 2 to Loan and Security Agreement dated as of December 10, 1999;

                  (d) Waiver and Amendment No. 3 to Loan and Security Agreement dated as of February 16, 2000;

                  (e) Waiver and Amendment No. 4 to Loan and Security Agreement dated as of March 27, 2000;

                  (a) - (e) collectively referred to as the Heller Financial Agreement.

         2.       American Airlines

                  B757-200 Landing Gear Exchange and Overhaul Contract by and between Hawker Pacific Aerospace Corporation and American Airlines effective as of September 29, 1997.

         3.       Federal Express Corporation

                  Bailment and Services Agreement (Contract No. 95-0102-002) dated September 1, 1997 by and between Hawker Pacific, Inc. and Federal Express Corporation.

         4.       British Airways PLC

                  Landing Gear Overhaul Services Agreement dated February 4, 1998 by and between British Airways PLC, Hawker Pacific Aerospace Limited and Hawker Pacific Aerospace Corporation.

         5.       American International Companies

                  American International Companies, Directors, Officers and Corporate Liability Insurance Policy, Policy No. 856-01-76 (policy period 1-29-98 to 1-29-01).

         6.       Reliance Insurance Company of Illinois

                  Reliance Insurance Company of Illinois, Employment Practices Liability Policy, Policy No. NGT 0160770 (policy period 1-29-00 to 1-29-01).

         7.       Leases

                  a. Standard Industrial Commercial Single-Tenant Lease dated July 28, 1994 between Industrial Bowling Corp. (now Industrial Centers Corp.) and Hawker Pacific, Inc. concerning 11260 Back, Sherman Way, Sun Valley, CA, as amended.

                  b. Standard Industrial Commercial Single-Tenant Lease dated July 28, 1994 between Industrial Bowling Corp. (now Industrial Centers, Corp.) and Hawker Pacific, Inc., concerning 11258 Sherman Way, Sun Valley, CA, as amended.

                  c. Standard Industrial Commercial Single-Tenant Lease dated July 28, 1994 between Industrial Bowling Corp. (now Industrial Centers, Corp.) and Hawker Pacific, Inc., concerning 11252 Sherman Way, Sun Valley, CA as amended.

                  d. Standard Industrial Commercial Single-Tenant Lease dated March 31, 1997 between Industrial Centers Corp. and Hawker Pacific, Inc., concerning 11240 Sherman Way, Sun Valley, CA as amended.

                                 SCHEDULE 14(h)

                                    ADDRESSES

         If to Buyer:

         Lufthansa Technik AG
         Weg beim Jager 193
         D-22335 Hamburg, GERMANY
         Attn.: Bernhard Langlotz
         Fax No.: 011 49 40 5070 4909

         With a copy to:

         Wilmer, Cutler & Pickering
         2445 M Street, NW
         Washington, DC  20037
         Attn:  Stephen P. Doyle
         Fax No.:  (202) 663 - 6363







         If to Sellers:

         Melanie L. Bastian
         240 West 1800 South
         Orem, Utah  84058

         John G. Makoff
         18866 Rockinghorse Lane
         Huntington Beach, California  92648-1551

         Sidney G. Makoff
         5814 S. Holladay Boulevard
         Salt Lake City, Utah  84121

         Daniel J. Lubeck
         508 San Bernardino Avenue
         Newport Beach, California  92663-4813

         Scott W. Hartman
         211 43rd Street
         Manhattan Beach, CA  90266-3088

         With a copy to:

         Joel F. McIntyre
         180 N. Pennsylvania Avenue
         P.O. Box 426
         Glendora, California  91740
         Fax:  626 914 1020